Exhibit 99.2

Alphatec Holdings, Inc. (NASDAQ:ATEC) Q4 2017 Earnings Conference Call March 8, 2018 4:30 PM ET

Executives

Carol Ruth - The Ruth Group

Jeffrey Black - CFO and EVP

Patrick Miles - Executive Chairman

Terry Rich - CEO

Analysts

Brooks O’Neil - Lake Street Capital

Swayampakula Ramakanth - H.C. Wainwright

Operator

Good day, ladies and gentlemen, and welcome to the Alphatec Spine Fourth Quarter and Fiscal Year End 2017 Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct the question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this conference call is being recorded.

I would now like to introduce your host for today’s conference, Ms. Carol Ruth of The Ruth Group. Ms. Ruth, you may now begin.

Carol Ruth

Thank you, operator. Good afternoon, and welcome to Alphatec Holdings Fourth Quarter and Full Year 2017 Conference Call.

We would like to remind everyone that participants on the call will make forward-looking statements. These statements are based on current expectation and are subject to uncertainties that could cause actual results to differ materially. These uncertainties are detailed in documents filed regularly with the SEC.

During this call, you may hear the company refer to reported amounts, which are in accordance with U.S. GAAP as well as non-GAAP or pro forma measures. Reconciliations of non-GAAP measures to U.S. GAAP can be found in the supplemental financial tables included in the press release, which identify and quantify all excluded items and provide management’s view of why this information is useful to investors.

Joining us on the call today will be Alphatec’s Chairman and Chief Executive Officer, Patrick Miles; President and Chief Operating Officer, Terry Rich; and Chief Financial Officer, Jeff Black.

Now I’ll turn the call over to Terry Rich. Terry?

Terry Rich

Thank you, Carol, and thank you, everyone, for joining us today. Welcome to ATEC’s Fourth Quarter and Fiscal Year 2017 Financial Results Call. I am pleased with the significant strides we have taken in less than a year as a new leadership team to transform this business into the new ATEC. We closed the year with solid momentum and on excellent footing to continue to drive ATEC’s advancement into an innovative growth organization.

In addition to reporting fourth quarter results this afternoon, we also shared the incredibly exciting news of our acquisition of SafeOp Surgical, a substantial private placement, and the appointment of Dr. Luiz Pimenta as Chief Medical Officer.

We have a lot to cover this afternoon. First, I will cover the financial highlights of the fourth quarter. Then I’m going to shift the focus where it should be, which is on our future. I’ll walk through the initiatives we are prioritizing as we move forward and turn the call over to Pat Miles to cover the strategic rationale behind our acquisition of SafeOp and the outstanding spine and neuromonitoring experts that have joined the new ATEC team. Finally, Jeff Black will cover financial results in detail.

Let’s begin with a few financial highlights from the fourth quarter of 2017. Total U.S. commercial revenue in the fourth quarter was approximately $21 million, up slightly on a sequential basis. I will update you on the progress that we continue to make with our sales channel.

Cash burn in the fourth quarter of less than $100,000 improved substantially again from $3.7 million last quarter. The improvement demonstrates excellent execution of our continuing commitment to deploy capital responsibly.

In sum, we continued to make financial progress in the fourth quarter. Perhaps even more indicative of the progress of ATEC is the organizational transformation transpiring behind the scenes as we onboard the talent capable of returning this business to growth.

As a new leadership team, confronting the challenges of this transformational process has been invigorating. We continue to execute a strategy to build top line predictability and sustainable growth. We acknowledge the hard work that lies ahead, but I have no doubt that we have the experienced team in place, the united and motivated culture and the passion for outcome-driven innovation that can vastly improve our market position.

This is an excellent transition into our outlook for the future. So I will turn now to an overview of the three major initiatives that we are prioritizing as we move forward.

First, enhance financial performance predictability, second, drive new product innovation that improves patient outcomes, and third, make our culture competitive advantage.

Let’s begin with financial predictability. Our decision to transition our distribution network into a channel of dedicated - into a dedicated channel to ATEC solutions was almost entirely driven by a vision for improved financial predictability.

We made solid progress with the transition in 2017, driving U.S. commercial sales generated by dedicated distributors and direct reps to over 40% in the fourth quarter, up significantly from about 5% at the end of 2016.

As this transition progresses, top line visibility will continue to be somewhat limited as we discontinue non-strategic relationships and navigate the contracting process to execute each transition.

That said, I’m proud to say that we are beginning to see the efforts reach fruition. Early 2018 results indicate that strong sales from the dedicated portion of our channel have begun to offset the negative revenue impacts associated with transitioning or discontinuing distributor relationships. This gives us confidence in our ability to grow full year 2018 revenue to approximately $95 million.

That brings me to our second initiative, which is new product innovation. The overarching intention behind Alphatec’s renewed development program is to create value and deliver better outcomes by advancing this company from a simple implant manufacturer into a spine solutions architect.

We are simulating the existing portfolio in new ways and designing complete solutions to seamlessly integrate all of the products and technologies that go into the treatment of specific spine pathologies.

It is our aim to use the deep experience of this team to expedite the product development process, intentionally obsoleting our own technology to maintain an innovative prowess. Every portfolio and pipeline decision made will be guided by these central philosophies.

The third initiative that we will prioritize is building a high-performance culture to serve as the springboard for predictable results and the new direction of innovation at ATEC. The wealth of spine and neuromonitoring expertise that now resides at ATEC is much of the same talent that built and grew what are today’s largest spine companies.

We know that culture can be a significant competitive advantage because most of us experience it firsthand. And importantly, we know how to assemble a workforce of motivated alpha performers that value accountability, grit and spine knowledge.

We know how to create a profound spirit of innovation by infusing progressive thought not just into product development but throughout every department and every process.

We know how to construct an inspiring atmosphere of innovation and foster an environment of surgeon integration and collaboration. In short, we’ve done this before.

Spine’s innovative leaders are reassembling at the new ATEC with a mission to reignite the drive for better outcomes that many of us personally initiated years ago. This is why the SafeOp combination is pivotal. With SafeOp, we are integrating a leading neurophysiologic talent with the wealth of spine experience that we’ve amassed.

To that end, I will turn the call over to Pat to describe the exciting transaction that we announced today.

Patrick Miles

Thanks, Terry. Good afternoon, everyone. I’m incredibly excited to share the news of the SafeOp acquisition with you today. Let me begin by explaining how SafeOp’s advanced automated technology will invigorate with our spine solutions and ultimately result in better patient outcomes.

The risk of nerve injury is well known and frequent complication in spine surgery. Most spine surgeries require nerves to be retracted for access, so surgeons rely on neuromonitoring or electrophysiological tools to assist in avoiding nerve injury.

Technology to simply avoid nerves does exist, but there is no technology that predictably provides objective information about the health of nerves during retraction or alerts nerves when nerves are at risk of injury.

A decade ago, members of the ATEC team employed neurophysiology to make lateral surgery reproducible. Neurophysiology remains the cornerstone of safe lateral minimally invasive spine surgery. With the combination announced today, the same team is introducing a more sophisticated technology, a technology that applies not only to - or not just to lateral surgery but much more broadly to every type procedure in spine.

It uniquely integrates automated EMG, or electromyography, with automated SSEP, or somatosensory evoked potentials, to offer surgeons both objective information for nerve avoidance, as well as nerve health assessment interoperatively.

The result is immediate objective information that drives the surgeon decision-making and obviate a need for additional OR personnel. It’s a standard of nerve safety in spine that will drive vastly better surgery, and we are honored to pioneer as we have in the past.

Next, let me expand on how the combination will accelerate our business. First, the technology will complete our lateral solution. Additionally, as I’ve previously stated, we can apply the differentiated automated technology across other spine procedures.

And lastly, we expect that as we integrate the technology into our spine solutions, it will pull through other products in our broad portfolio.

Based upon the current configuration, we’re excited to utilize the advanced automated SSEP technology in surgery. The advanced modality received FDA clearance in 2014. We expect to receive clearance for our automated EMGs in Q4 of this year and to launch the combined platform as part of our spine surgery architecture in early 2019.

Finally, I will turn to SafeOp technology and team will fit into the ATEC family. We have assembled a team of industry-leading spine market-making experts. Through the addition of Dr. Richard O’Brien, Rob Snow and Jim Gharib, it is without argument that ATEC has assembled industry-leading neurophysiologic expertise. This will significantly expand our internal know-how and accelerate our ability to create end-to-end procedural solutions.

Today, we also announced a key appointment, which I am thrilled to share. I am honored to welcome Luiz Pimenta, one of spine - most celebrated innovators, to ATEC in the role of Chief Medical Officer.

As many of you know, Dr. Pimenta is widely credited with pioneering new surgical techniques and developing technology to improve spine surgery. I started partnering closely with him almost two decades ago to develop and popularize lateral surgery, which is now an over $500 million market. And I can’t wait to get back to innovating with him again.

In conclusion, the excitement around ATEC is absolutely electric, an almost complete reversal from how this company was perceived only 12 months ago. I’m exceptionally proud of where we stand in terms of direction, motivation and spine expertise.

We have certainly laid the foundation for growth. Now we are prioritizing initiatives that will enable us to continue to make progress against our vision for predictable sustained growth.

I have no doubt that this company will ultimately command a much greater share of the spine market than it does today. I’m incredibly excited to lead the charge, and I am confident that the team will have - the team that we’ve assembled positions the new ATEC well for an outstanding future of innovation growth and profound integrity. I look forward to sharing additional progress with you in the future.

With that, I will turn the call over to Jeff.

Jeffrey Black

Thank you, Pat, and good afternoon, everybody. As Terry mentioned, our financial execution was solid in 2017. We raised more than $26 million in new capital during the year. We reduced operating expenses, and we improved cash burn significantly, all while making progress against our key initiatives.

We ended the fourth quarter with about $21 million in U.S. commercial revenue, which was essentially flat compared to the third quarter. However,

we saw a more than $2 million sequential increase in revenue from our dedicated distribution channel, which grew from about 30% of U.S. commercial revenue in the third quarter to over 40% in the fourth quarter.

Our U.S. commercial revenue for the full year of 2017 was $86.9 million compared to $107.2 million in 2016. Revenue on a year-over-year basis was impacted primarily by our decision to discontinue non-strategic relationships and transition to a dedicated sales channel.

Our gross margin - our U.S. gross margin was 69.9% in the fourth quarter compared to 69.1% in the third quarter. And for the full year 2017, it was 69.7% compared to 62.2% in 2016. Our U.S. gross margins have stabilized as we continue to optimize our supply chain, and we expect it to remain roughly at this level as we move forward into 2018.

Our non-GAAP operating expenses, which exclude restructuring expenses and stock-based compensation were $16.3 million in the fourth quarter of 2017 compared to $15.2 million in the third quarter. This slight increase reflects increased investment in product development and the expansion of our leadership team, following quarters of aggressive operating expense rationalization across all functions.

For the full year of 2017, our non-GAAP operating expenses were $66 million, down significantly from $84 million in 2016. And in 2018, you should expect additional growth-related investments, particularly in product development and sales and marketing. And as a result, operating expenses will increase both absolutely and as a percentage of sales.

Overall, our cash use, net of financing proceeds, decreased to less than $100,000 in the fourth quarter, down from $3.7 million in the third quarter. And as we enter 2018, we expect to see cash burn increase over the fourth quarter level, particularly as we make investments in product development and deploy additional instrument sets in the field. We ended the fourth quarter with $22.5 million in cash compared to $15.4 million at September 30.

Turning to our revenue outlook. We expect to achieve [indiscernible] of approximately $95 million for the full year 2018. As we have continued to shed revenue from certain non0core distributor partnerships and relationships, we’re beginning to see these revenue losses offset by gains from much more predictable and sustainable revenue sources.

And while there’s still work to do on completing this transition, we expect U.S. commercial revenue growth to ramp in the second half of the year. Some of these gains will be offset by an expected decline in our revenue from our supply agreement with Globus.

Now let me turn briefly to the SafeOp acquisition that we announced this afternoon. In consideration for SafeOp, we paid $15 million in upfront cash, issued a one year $3 million convertible note and issued 3.3 million shares of common stock and warrants to purchase 2.2 million shares of common stock at an exercise price of $3.50 per share. SafeOp will also be eligible to receive an additional 1.3 million shares of stock, subject to future performance based milestones.

During 2018, we will invest strategically in the further development, commercialization and integration of the SafeOp neuromonitoring solution into our product portfolio. And we expect that we’ll begin to see meaningful revenue pull-through from this beginning in 2019.

And finally, in conjunction with today’s announcement, we completed a capital raise for proceeds of up to $50 million, including $45.2 million from a private placement of preferred stock and warrants and up to $4.8 million from one of our existing investors under our warrant exercise agreement.

Net proceeds will fund the $15 million cash purchase price for SafeOp, with the remainder earmarked for general corporate purposes. The private placement was led by a new health care dedicated institutional investor, L-5 Healthcare, with the participation of new and existing institutional independent investors, as well as directors and executive officers of ATEC who invested more than $6 million in this raise.

The support of our new and existing investors, coupled with additional personal financial commitments from our leadership team, demonstrates the confidence we share in our strategy to transform ATEC into a major spine player. We believe that the SafeOp acquisition and this capital raise will be true accelerants for us.

I’ll now turn the call back over to Terry for closing comments.

Terry Rich

Thank you, Jeff. The new ATEC is on a value-creating mission, a mission to become the most respected, fastest-growing U.S. spine company. We spent 2017 building a platform to springboard our future growth. And today, we outline the initiatives that our team is prioritizing to advance the transformation that is well underway at the new ATEC.

We are strengthening our distribution channel to drive more predictable financial performance, creating innovative solutions to improve patient outcomes and building a culture that will be a competitive advantage. We announced an acquisition that can dramatically improve spine surgery and leadership appointments that expand our innovative capabilities.

So in closing, our future outlook is incredibly exciting. The market needs us, and the new ATEC is exceptionally well-positioned to deliver.

I’ll now turn the call back over to the operator, and we will take your questions.

Question-and-Answer Session

Operator

Thank you. [Operator Instructions] Our first question comes from Brooks O’Neil with Lake Street Capital.

Brooks O’Neil

Good afternoon and congratulations on all you’ve accomplished. I was hoping, Terry, you might discuss just a little bit more, the transition of leadership that was included in the press releases today. Would you - assuming the role of President and Pat assuming the role of CEO?

Terry Rich

Yes, absolutely, Brooks. So when we announced Pat joining the organization as Executive Chairman, realistically, those were the roles that had already been assumed. And I think that there were a lot of folks, as we were out talking with different investors and analysts, that were confused by the designations. And so I think what this does is drive additional clarity throughout the organization and externally as well as to the roles that Pat and I carry.

Brooks O’Neil

That’s good. Can you say whether there’s been any progress in resolving any of the outstanding issues Pat had with NuVasive?

Patrick Miles

Yes. This is Pat, Brooks. And it’s not something that we want to get into on this call. I think we’re in a celebratory mood, and we feel great about where we sit. And we’re going to fight in the marketplace, and that’s where we belong.

Brooks O’Neil

That’s good. Can you just talk a little bit about what you hope to accomplish in 2018 with regard to advancing the ball with dedicated distributors? It seems to me that’s been a central part of the mission, and it’s key to driving revenue growth and margin expansion at the company?

Terry Rich

Yes, absolutely, Brooks. So we’re not prepared at this point to begin to provide any guidance in terms of the percentage dedicated that we look to achieve. Last year, we made a lot of progress. And I can tell you, early in 2018, we have made some really significant strides. But it’s a difficult thing to be able to predict given how much we’ve made.

As you may remember, I’ve said from the beginning that it’s a two to three year process. We still believe that. Whether we get to 65% or 80% this year, I don’t think is completely relevant. I think what’s relevant is that we continue to add the right people in terms of dedicated, whether they’re direct or distributor representation, that are focused on Alphatec.

I also think exciting things like the announcement today of the SafeOp acquisition will help us continue to move up and attract more quality distributors. So we couldn’t be more excited about the progress we’re making and how things like SafeOp are going to affect our ability to continue to progress in those areas.

Brooks O’Neil

Great. And then I was hoping you might sort of help us to understand whether SafeOp, in your opinion, represents the primary product initiative for Alphatec going forward, 2019 and beyond or whether we should expect to see other things come out of the product pipeline that I think you’ve spoken at least a little bit about in the past?

Patrick Miles

Yes. Thanks, Brooks. This is Pat. I’ll take that one. The - I don’t think you’d put together a team like we’ve assembled here without the expectation of building an organic machine. And so one of the things that the neurophysiology piece provides us is the capacity to start to proceduralize what we’re doing.

Ultimately, we believe that the payers and we know that surgeons require well-assembled solutions for the pathology that they have to address. And so our desire is to architect those with surgeons. And the type of team that we have here is going to enable us to go in a multitude of different directions. And so we’re hugely bullish, and we’re hugely appreciative of the people who’ve invested and provided the level of confidence for us to innovate.

Brooks O’Neil

Great. Thank you very much and congratulations on all you guys have accomplished.

Patrick Miles

Thanks so much.

Operator

Thank you. Our next question comes from Swayampakula Ramakanth with H.C. Wainwright.

Swayampakula Ramakanth

Thank you. Good afternoon, Terry and congratulations on 2017. Going into 2018, I have a few questions. So to start off, it’s an interesting acquisition on the SafeOp. Can you please comment on what sort of synergies are we thinking of when we think of SafeOp?

How does it add to a sale? And let’s start from there, and I’ll have some few - couple more follow-up questions.

Patrick Miles

This is Pat. I would tell you that clinically speaking, the type of synergies that exist is that there is not a - there’s very few procedures in spine surgery that don’t retract nerves. And our capacity to understand where nerves are because of smaller incisions and then determine what type of the health the nerve is when you retract it is hugely meaningful information.

And a great way to create distinction in our product portfolio is our capacity to provide information that surgeons are yearning for. And so we fancy ourselves - we’re relatively good students, with the input from our surgeon friends, to drive at what the unmet needs are that they have currently in surgery.

And so when you think about clinical synergy, when someone places pedicle screws, they want to know if that pedicle screw is safely in the pedicle, they want to know where the nerves are, they want to know if the retraction of a nerve is okay when they’re placing an interbody device.

So when you put all of these things together, ultimately, it creates a full procedure, and it integrates exceedingly well into what we’re trying to accomplish.

Swayampakula Ramakanth

Okay. So how - so are you trying to say that because you have this additional SafeOp technology to offer, when you’re trying to do a sale on a pedicle screw, you - or the Alphatec’s product could stand differently compared to anybody else in the market? Is that how this is expected to help in - on the revenue run? I’m just trying to understand how, does it help on the revenue run?

Patrick Miles

Yes. I think your question is the right one. And I think you’re exactly appreciative of the dynamic of - Alphatec had a very good product portfolio and does have a good product portfolio. What you have to do is ultimately distinguish yourself and provide value beyond what everybody else is doing.

This acquisition provides us unique value and a unique value proposition, which, to Terry’s earlier point, attracts not only surgeons but dedicated distributors. And so as we go in and apply this technology and integrate it from a design and development into our pedicle screws, you’ll see feature sets on our systems that ultimately integrate into the marriage to these systems.

And so the neurophysiology element will drive a pedicle screw element or a neurophysiology element will drive an interbody device element. And so these things married together ultimately become very, very important.

Swayampakula Ramakanth

How - so this looks to me like a soft, I don’t know, what should I say? Is it going to be like a - when you’re trying to see how meritorious this acquisition is, it’s going to be a little bit soft because we cannot really put a hard number on it.

How are you as a management considering that? In terms of like, how do you see this as expanding your revenue line? Is it just basically on pure - what we’re going to see on revenues going forward or is there going to be any other way that you can do the KPI on the SafeOp portion?

Patrick Miles

Yes. So here’s what distinguishes us from other players in the marketplace. When it is required to have a specific return on a - say, SafeOp versus a return on the entire elements of a procedure, then you miss opportunities to continue to evolve or revolutionize procedures, and the places that we’ve previously worked, the gateway to lateral surgery was neurophysiology.

And so to understand ultimately what that drives, in our minds, we have to be sophisticated internally to make sure that we provide the proper relevance of it without getting consumed as to what the specific dollar contribution is because it becomes a profoundly important element.

Swayampakula Ramakanth

Okay, got it, got it. Also, just one more question on the SafeOp, I apologize. There was some commentary saying how it can trade off some of the non-critical surgery personnel. How does that really work? I didn’t get it.

So are you trying to sell to the surgeon that because of this, your total or dollar amount cost is going to go lower? Is that one of the things that you’re trying to get to?

Patrick Miles

Where we’re heading is that in the operating room, surgeons want immediate, objective information. And what they want to do is they want to make a decision based upon the information that they have.

And one of the dynamics is - to the objectivity is it doesn’t - if you have a person giving the information, it changes OR to OR based upon the skill set of the people in the OR. If you have the ability to provide immediate, objective information, what happens is you get standardization. And what surgeons are wanting is they want standardization and they want predictability. And oftentimes they don’t get that based upon the type of individuals. It’s so dependent upon the different skill sets of the individuals.

And so when we start talking about, gosh, can we obviate the need? In certain circumstances, what we want to do is obviate additional personnel if they’re not required. And I think that the hospitals want to do that, surgeons want to do that, but that’s not the overriding element. The overriding element is the value of the information that we provide the surgeon at the time of need.

Swayampakula Ramakanth

Okay. Two more questions. One on high level strategy kind of a question. I know that this whole management has come to Alphatec very recently, I mean, you are looking at Alphatec with a different set of lens compared to what the previous management was.

Not that SafeOp is one data point that we can generalize on, but is this a part of your strategy of growth on - in terms of trying to do this a little bit inorganically while you wait for the organic piece to catch up? Or is this going to be a part and parcel of the strategy going forward?

Patrick Miles

Yes. I think we’re going to be opportunistic with regard to what technologies ultimately further spine surgery. And we have been so rewarded previously to make sure that what we’re doing is understanding the clinical requirements of spine surgery. And if we don’t have the expertise internally, the internal team will be the first to say, we don’t have the expertise internally. And what we’ll do is we’ll go find it.

And - but I will tell you, I can’t be more excited. If you start to look at the types of people that have come over to our company and have the type of wherewithal, it’s a phenomenal opportunity to build the organic machine of know-how that we are familiar with, and then as there’s technologies that we need to assemble in, we’ll absolutely do that.

Swayampakula Ramakanth

Okay. And the last question for me is just on the guidance for 2018 of $95 million. What’s the push and pull on that number?

Jeffrey Black

This is Jeff. So can you clarify the question? I’m sorry, I can’t - just clarify the question.

Swayampakula Ramakanth

No, yes. I’m just trying to look at - I was looking at the guidance of $95 million for 2018, so we just reported $100 million or so for 2017. So I’m just trying to understand what’s the push and pull on that number.

Jeffrey Black

Yes, no, understood. I think to Terry’s point, there’s a lot at play there, right? I mean, I think that the expectation is that we will grow over the second half 2017 U.S. commercial run rate. And I think the timing of that growth is really going to be dependent upon how quickly we can bring on new dedicated distributors and continue to manage what is left on some of the non-core distribution partners that we’re tailing off.

And the other piece of that is our Globus business. So we supply Globus their international products through a supply agreement. We know that’s tailing off, and we don’t have 100% visibility into that. We just know that, over time, it’ll tail off.

And so I think there’s a lot at play there. So that’s - it’s really why we’re saying approximately 95. And I think the range of that is going to depend upon how quickly Globus tails off and, frankly, how quickly we can really start to see the ramp-up from these new dedicated distributors.

Swayampakula Ramakanth

And on the Globus tail-off, sorry, I’m asking one more question. On the Globus tail-off, is this going to be a quarter-after-quarter - do you slowly gain visibility or is this something you can start having an insight sooner?

Jeffrey Black

We generally have pretty solid visibility kind of on a quarter to a six month basis. We do have some visibility on that because we have to manage supply chain with them. But I think it’s fair to expect that as they begin to - as they continue to register their own products in these international markets, that we will start to see that tail off. And I don’t expect it’ll be lumpy, but I think you should expect to see that tail off quarter-by-quarter.

Swayampakula Ramakanth

Okay. Thank you very much.

Jeffrey Black

Thank you very much.

Operator

Ladies and gentlemen, that does conclude the question-and-answer portion of today’s call. I would now like to turn the call back over to management for any closing remarks.